Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH Expands mini-VSAT Broadband Coverage for Internet and Voice to Africa

KVH’s new African mini-VSAT Broadband coverage area now supporting broadband Internet and voice services for maritime and aeronautical applications

MIDDLETOWN, RI – January 19, 2010 – KVH Industries (Nasdaq: KVHI) today announced the successful activation of its mini-VSAT Broadbandsm service in Africa. The latest step in the joint effort by KVH and ViaSat to offer a seamless global broadband network for vessels and aircraft, the new African coverage area is using the Telesat 11N satellite, which has already been supporting Atlantic service. The network is now bringing broadband Internet and voice service for commercial and leisure boaters in and around Africa as well as providing network coverage to the ViaSat Yondersm in-flight broadband network for business and commercial aircraft.

“We are thrilled to kick off the new year by bringing our African coverage online,” said Brent C. Bruun, KVH’s vice president of sales and business development. “The addition of this new region opens a host of exciting opportunities for our commercial and leisure marine businesses. With mini-VSAT Broadband now available, crews working the offshore oilfields of western Africa and maritime visitors to the 2010 football finals in South Africa will have a powerful new means of staying in touch and up to date. In addition, the activation of our African coverage is a major milestone for the mini-VSAT Broadband network as we now have live coverage or are under contract to provide coverage for virtually every major maritime region on the globe.”

The mini-VSAT Broadband service, along with the KVH TracPhone® V7 antenna, comprise the first end-to-end 24-inch VSAT antenna, service, and support package available for maritime communications. Together, KVH and ViaSat are currently providing two-way mobile broadcast services from eight secure teleports around the globe utilizing eight beams on seven of the world’s most powerful communications satellites. The resulting seamless network offers voice service and Internet access as fast as 512 Kbps (upload) and 2 Mbps (download) at fixed monthly rates.

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As of mid-2009, more than 500 mini-VSAT Broadband systems have been sold, representing roughly 10% of the installed maritime VSAT systems based on estimates in the “2008 Maritime VSAT Markets Report” published by COMSYS. Customers include the U.S. Coast Guard’s 110-foot and 225-foot cutters, commercial operators such as Clipper Marine Services A/S, M.H. Mowinckel Ship Management, fishing fleets like Fishermen’s Finest, and leisure vessels around the globe.

Visit http://www.minivsat.com for additional details regarding the TracPhone V7 and mini-VSAT Broadband service and coverage as well as case studies of customers who have successfully solved critical maritime communications challenges thanks to the compact and affordable mini-VSAT Broadband solution.

Note to Editors: Press-ready images of KVH’s TracPhone V7 are available at http://press.kvh.com for download and editorial use.

About KVH Industries, Inc.

Middletown, RI-based KVH Industries, Inc., and its wholly owned subsidiary, KVH Europe A/S, are leading providers of in-motion satellite TV and communications systems, having designed, manufactured, and sold more than 150,000 mobile satellite antennas for applications on vessels, vehicles, and aircraft. KVH’s mission is to connect mobile customers around the globe with the same digital television entertainment, communications, and Internet services that they enjoy in their homes and offices.

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, for example, the service rollout plans, the functionality, characteristics, quality and performance of KVH’s products and technology; anticipated innovation and product development; and customer demand, preferences, requirements and expectations. The actual results could differ materially. Factors that may cause such differences include, among others, the successful launch and deployment of new satellites; uncertainty about the scope of customer demand; the potential inability to secure the licenses necessary for the network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; changes in the costs and capabilities of competing offerings; and those other risk factors discussed in KVH’s most recent Form 10-Q filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH and TracPhone are registered trademarks of KVH Industries. “mini-VSAT Broadband” is a service mark of KVH Industries. All other trademarks are the property of their respective companies.

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